Exhibit 99.1
CONTACT:
Tom Steinbauer
Senior Vice President of Finance, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR CASINOS REPORTS ACROSS THE BOARD
RECORD THIRD QUARTER 2006 FINANCIAL RESULTS
Las Vegas, Nevada, October 25, 2006–Ameristar Casinos, Inc. (Nasdaq-GS: ASCA) today announced 2006 third quarter financial results, which set all-time quarterly records for EBITDA, net income and diluted earnings per share and third quarter records for consolidated net revenues and operating income.
Highlights
•	Third quarter consolidated net revenues of $253.6 million, an increase of $15.0 million, or 6.3%, over the third quarter of 2005.

•	Third quarter consolidated operating income of $46.3 million, an increase of $5.8 million, or 14.3%, from the prior-year third quarter.

•	Third quarter consolidated EBITDA (a non-GAAP financial measure that is defined and reconciled with operating income below) of $69.6 million, representing an increase of $7.8 million, or 12.6%, from the third quarter of 2005. 2006 third quarter operating income and EBITDA were adversely impacted by

AMERISTAR FINANCIAL RESULTS
ADD ONE
$2.5 million of stock-based compensation expense. No such expense was recognized in 2005.

•	Third quarter diluted earnings per share of $0.37, compared to $0.28 for the third quarter of 2005. Stock-based compensation expense negatively impacted diluted earnings per share in the third quarter of 2006 by $0.03. Analysts’ latest consensus estimate for the third quarter of 2006, as reported by Thomson First Call, was $0.35. Our most recently issued earnings guidance for the third quarter of 2006 indicated a range of diluted earnings per share of $0.35 to $0.36, an increase from our original earnings guidance for the quarter of $0.27 to $0.29 per share.

•	On August 15, 2006, our Board of Directors declared a quarterly cash dividend of $0.09375 per share, which was paid to stockholders of record as of August 30, 2006.

•	On July 24, 2006, our Board of Directors approved the repurchase from time to time of up to 2.8 million shares of Ameristar common stock, representing approximately 5% of our outstanding common stock. During the third quarter of 2006, we repurchased approximately 0.4 million shares of common stock at a total cost of approximately $8.0 million under the stock repurchase program.

•	On July 28, 2006, we hired John Boushy as President. Before joining Ameristar, Mr. Boushy served as Executive VP of Project Development, Design and Construction for Harrah’s Entertainment. Previously, he was responsible for the successful integration of Caesars into Harrah’s, while serving as its Chief Integration Officer.

AMERISTAR FINANCIAL RESULTS
ADD TWO
With his proven leadership acumen, Mr. Boushy is responsible for overseeing operations, finance, human resources, marketing, information technology, food and beverage, administration, communications and entertainment. He is also focusing on continuing to leverage the Ameristar brand, while participating in the Company’s pursuit of development opportunities as we consider growth through acquisitions, building new properties and expansion.
     Craig H. Neilsen, Chairman and CEO, stated: “We are very pleased with our record-setting third quarter financial performance. Our financial results reflect the strength of our operating strategies and our ability to continue to grow the Ameristar brand by providing the most complete entertainment experience for our guests while successfully managing costs. To date, we have improved margins without sacrificing our commitment to guest service, as evidenced by our recent guest satisfaction scores. We expect to continue the successful application of our cost management strategies for the foreseeable future.”
Third Quarter Summary
Consolidated Selected Quarterly Financial Data
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months
	Ended September 30,
	2006	2005	$ Change	% Change
Gross revenues	$303,526	$286,834	$16,692	5.8%
Promotional allowances	49,948	48,243	1,705	3.5%

Net revenues	$253,578	$238,591	$14,987	6.3%

Operating income	$46,253	$40,479	$5,774	14.3%

Net income	$21,085	$16,100	$4,985	31.0%

Diluted earnings per share	$0.37	$0.28	$0.09	32.1%

EBITDA	$69,582	$61,798	$7,784	12.6%

AMERISTAR FINANCIAL RESULTS
ADD THREE
     Our record quarterly financial results were largely driven by the following four factors:
•	Ameristar Black Hawk achieved all-time record financial results in every key performance measure during the third quarter of 2006. Our Black Hawk property has experienced significant growth in business volume and strong improvement in financial performance since its rebranding on April 1, 2006. We anticipate continued market share growth in the Denver gaming market as the property gains further momentum from the recently completed capital improvements and from the hotel, which we expect to be completed in December 2008. The Black Hawk property’s financial results also benefited from reduced construction disruption following the completion of the initial phase of our expansion activities in the first quarter of 2006. Additionally, Ameristar Black Hawk was adversely affected during most of the third quarter of 2005 by the temporary closure of a principal highway connecting Black Hawk and Denver.

•	Our Vicksburg property surpassed our expectations in the third quarter of 2006 with growth in all key financial performance indicators as we continue to benefit from reduced Mississippi Gulf Coast gaming capacity caused by Hurricane Katrina. We anticipate the increase in the property’s business volume to diminish in the fourth quarter of 2006 now that a year has elapsed and several Gulf Coast casinos have reopened.

AMERISTAR FINANCIAL RESULTS
ADD FOUR
•	Ameristar Council Bluffs’ third quarter 2006 financial performance exceeded our expectations in the face of enhanced competition from the March 2006 major expansion and rebranding of a nearby land-based casino, which has increased its promotional spending since the rebranding. Recent trends indicate a partial recovery of our market share. Ameristar Council Bluffs’ EBITDA and the related margin have increased $3.7 million and 5.5 percentage points, respectively, compared to the second quarter of 2006.

•	We have successfully modified our cost structure to optimize operating income, EBITDA and margins through the implementation of cost-containment initiatives. During the third quarter of 2006, we began to see the positive impact from our efforts to utilize promotional allowances more efficiently. Our promotional allowances decreased as a percentage of gaming revenues compared to the prior-year third quarter, and we expect this trend to continue in the fourth quarter. In addition to more effective promotional spending, we are continuing to achieve further efficiencies through improved labor management practices. The successful application of these strategies was most notably evident at our St. Charles property where revenues declined from the prior-year third quarter while our margins and EBITDA improved.

AMERISTAR FINANCIAL RESULTS
ADD FIVE
Financial Results
     The increase in consolidated net revenues for the third quarter of 2006 was primarily attributable to increases over the prior-year third quarter of 101.8% at Ameristar Black Hawk and 11.2% at Ameristar Vicksburg.
     Consolidated casino revenues for the third quarter of 2006 increased $13.4 million over the 2005 third quarter, principally due to an $11.1 million (102.8%) increase in slot revenues at Ameristar Black Hawk, which now features an additional 600 slot machines on its expanded casino floor. We further believe consolidated casino revenues increased in part as a result of the continued successful implementation of our targeted marketing programs, as evidenced by an overall 7.0% increase in rated play at our properties from the third quarter of 2005.
     Consolidated operating income and EBITDA were adversely affected by the $2.5 million in stock-based compensation expense we were required to recognize in the third quarter of 2006 as described above. Consolidated operating income was also impacted by a $2.0 million (9.4%) increase in depreciation and amortization expense over the third quarter of 2005, primarily due to $1.5 million in depreciation expense from the capital improvements placed in service as part of the Ameristar Black Hawk expansion.
     Interest expense for the 2006 third quarter decreased $2.5 million from the third quarter of 2005. The decline was due primarily to a reduced average interest rate resulting from the November 2005 refinancing of our senior secured credit facility and the February 2006 redemption of our senior subordinated notes with borrowings under the new credit facility at a substantially lower interest rate. Capitalized interest for the

AMERISTAR FINANCIAL RESULTS
ADD SIX
quarter ended September 30, 2006 totaled $2.2 million, representing an increase of 37.9% over the prior-year third quarter.
     During the third quarter of 2006, corporate expense increased $0.9 million, or 7.2%, compared to the 2005 third quarter. The increase is attributable to the recognition in the 2006 period of $1.8 million of stock-based compensation expense at the corporate level (the remaining $0.7 million of this expense was recognized at our various properties). The prior-year third quarter’s financial results reflect a $1.0 million charge in connection with the discontinued pursuit of a casino license in Philadelphia, Pennsylvania.
Building for Future Growth
     Capital expenditures for the 2006 third quarter totaled $63.2 million. These expenditures were mostly funded with cash from operations and, to a lesser extent, with the borrowings under our revolving loan facility. Capital expenditures during the third quarter included $26.1 million related to our expansion activities at Ameristar St. Charles described below, $12.0 million for capital improvement projects at Ameristar Black Hawk, $5.5 million for the acquisition of slot machines and $2.3 million for the construction of a new parking garage at Ameristar Vicksburg.

AMERISTAR FINANCIAL RESULTS
ADD SEVEN

     Construction continues to progress on schedule at Ameristar St. Charles on our 400-room, all-suite hotel with an indoor/outdoor swimming pool and a 7,000 square-foot full-service spa, and an additional 2,000-space parking garage. The 20,000 square feet of new meeting and conference facilities were completed and opened in the third quarter. The completion dates are projected to be the first quarter of 2007 for the initial 1,400 spaces of the parking garage and the fourth quarter of 2007 for the hotel and the remainder of the garage. We believe these planned improvements will allow us to further enhance our competitive position in the St. Louis market.
     The construction of the hotel at Ameristar Black Hawk also remains on track. The 33-story tower’s 536 well-appointed, oversized rooms will feature upscale furnishings and amenities. The tower will include a meeting center that will feature a main ballroom, a junior ballroom, break-out rooms, pre-function space, a business center and a boardroom. The tower will also have Black Hawk’s only swimming pool and indoor and outdoor spas. Once completed, Ameristar Black Hawk will offer destination resort amenities and services never before seen in the Denver gaming market.
     In Vicksburg, we have completed 65 percent of the garage, ordered steel for the casino expansion and plan to start casino foundation work in November 2006. Construction on the casino expansion, which will add 800 gaming positions to the property, a VIP club, retail and a parking garage, will be completed in the fourth quarter of 2007. These improvements will help to alleviate long-standing capacity constraints and improve convenience of access, which we believe will allow us to increase our market dominance in Vicksburg.

AMERISTAR FINANCIAL RESULTS
ADD EIGHT

     In addition to our internal capital expenditure projects, we continue to aggressively pursue external expansion opportunities in an attempt to further broaden our overall distribution channels and increase scale that can support our long-term growth plans. We are focusing primarily on the potential acquisition of existing cash flow producing casino-entertainment properties in the United States that can be improved through the implementation of our development and operational expertise. We also selectively consider new development opportunities in existing and emerging domestic and some international markets. Longer term, we contemplate larger scale development projects in major national and international markets.
Outlook
     Based on our preliminary results of operations in October 2006 and our outlook for the remainder of the quarter, we currently estimate operating income of $35 million to $37 million, EBITDA of $58 million to $60 million (given anticipated depreciation expense of $23 million), interest expense of $13 million and diluted earnings per share of $0.24 to $0.26 for the fourth quarter of 2006.
     The above estimates of operating income, EBITDA and diluted earnings per share give effect to the recognition of stock-based compensation expense, which we anticipate will result in additional after-tax expense of $2.0 million and adversely impact diluted earnings per share by $0.03 for the fourth quarter of 2006.
     We are revising our financial guidance for the full year 2006. We currently estimate operating income of $164 million to $166 million (increased from our most recent guidance of $154 million to $160 million), EBITDA of $257 million to $259 million (increased from our most recent guidance of $248 million to $254 million) and diluted earnings per share of $0.97 to $0.99 (increased from our most recent guidance of $0.86 to $0.92). We currently anticipate $94 million of depreciation expense, $51 million of interest expense and $10 million of stock-based compensation expense for the full year 2006.
     Gaming regulatory authorities in Iowa, Mississippi and Missouri currently publish, on a monthly basis, gross gaming revenue, market share and other financial information with respect to the gaming facilities, including Ameristar’s, that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including changes in operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.

AMERISTAR FINANCIAL RESULTS
ADD NINE
Conference Call
     We will hold a conference call to discuss our third quarter results and guidance for the fourth quarter at 5:00 p.m. Eastern Time on October 25, 2006. The call can be accessed live by calling (800) 310-6649. It can be replayed until November 2, 2006 at 3:00 a.m. Eastern Time by calling (888) 203-1112 and using the access code number 4000547. Interested parties wanting to listen to the live conference call on the Internet may do so on our web site – www.ameristar.com – in “About Ameristar/Investor Relations” under the “Quarterly Results Conference Calls” section.
Forward-Looking Information
     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005 and “Item 2. Management’s Discussion and Analysis of

AMERISTAR FINANCIAL RESULTS
ADD TEN
Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
About Ameristar
     Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).
###
Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR FINANCIAL RESULTS
ADD ELEVEN
AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
REVENUES:
Casino	$254,724	$241,287	$765,923	$725,346
Food and beverage	33,478	32,023	100,027	92,818
Rooms	7,521	6,804	21,364	18,762
Other	7,803	6,720	22,065	18,657

	303,526	286,834	909,379	855,583
Less: Promotional allowances	49,948	48,243	153,123	138,018

Net revenues	253,578	238,591	756,256	717,565

OPERATING EXPENSES:
Casino	109,858	106,885	333,575	320,439
Food and beverage	17,219	16,554	51,398	48,665
Rooms	1,630	1,653	5,004	4,913
Other	5,162	4,405	14,768	12,192
Selling, general and administrative	50,068	47,153	151,807	138,671
Depreciation and amortization	23,329	21,319	69,859	63,011
Impairment loss on assets held for sale	59	143	350	683

Total operating expenses	207,325	198,112	626,761	588,574

Income from operations	46,253	40,479	129,495	128,991

OTHER INCOME (EXPENSE):
Interest income	739	184	2,115	532
Interest expense, net	(12,373)	(14,850)	(38,140)	(45,321)
Loss on early retirement of debt	—	—	(26,264)	(184)
Net (loss) gain on disposition of assets	(8)	(407)	113	(1,545)

INCOME BEFORE INCOME TAX PROVISION	34,611	25,406	67,319	82,473
Income tax provision	13,526	9,306	25,586	30,491

NET INCOME	$21,085	$16,100	$41,733	$51,982

EARNINGS PER SHARE:
Basic	$0.38	$0.29	$0.74	$0.94

Diluted	$0.37	$0.28	$0.73	$0.91

CASH DIVIDENDS DECLARED PER SHARE	$0.09	$0.08	$0.28	$0.23

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	56,157	55,825	56,153	55,582

Diluted	57,184	57,232	57,177	57,139

AMERISTAR FINANCIAL RESULTS
ADD TWELVE
AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Consolidated cash flow information
Net cash provided by operating activities	$55,073	$40,338	$138,408	$152,749
Net cash used in investing activities	(57,603)	(45,450)	(166,387)	(125,319)
Net cash provided by (used in) financing activities	5,887	4,815	36,582	(31,177)

Net revenues
Ameristar St. Charles	$70,974	$71,367	$216,125	$215,527
Ameristar Kansas City	62,350	62,127	189,549	185,701
Ameristar Council Bluffs	46,420	46,956	137,365	140,580
Ameristar Vicksburg	32,825	29,516	103,182	88,160
Jackpot Properties	18,667	17,553	52,018	48,421
Ameristar Black Hawk	22,342	11,072	58,017	39,176

Consolidated net revenues	$253,578	$238,591	$756,256	$717,565

Operating income (loss)
Ameristar St. Charles	$16,253	$15,157	$49,838	$49,197
Ameristar Kansas City	11,745	12,439	35,676	38,648
Ameristar Council Bluffs	14,222	15,151	37,586	43,045
Ameristar Vicksburg	9,923	8,040	32,821	24,924
Jackpot Properties	3,963	3,909	10,150	8,839
Ameristar Black Hawk	3,825	(1,454)	5,384	1,555
Corporate and other	(13,678)	(12,763)	(41,960)	(37,217)

Consolidated operating income	$46,253	$40,479	$129,495	$128,991

EBITDA (1)
Ameristar St. Charles	$22,904	$21,786	$69,660	$68,829
Ameristar Kansas City	17,032	17,673	52,342	54,084
Ameristar Council Bluffs	17,571	18,216	47,459	52,050
Ameristar Vicksburg	12,879	10,977	41,955	33,799
Jackpot Properties	5,043	4,906	13,392	12,058
Ameristar Black Hawk	7,008	202	14,037	6,001
Corporate and other	(12,855)	(11,962)	(39,491)	(34,819)

Consolidated EBITDA	$69,582	$61,798	$199,354	$192,002

AMERISTAR FINANCIAL RESULTS
ADD THIRTEEN
AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA – CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Operating income margins (2)
Ameristar St. Charles	22.9%	21.2%	23.1%	22.8%
Ameristar Kansas City	18.8%	20.0%	18.8%	20.8%
Ameristar Council Bluffs	30.6%	32.3%	27.4%	30.6%
Ameristar Vicksburg	30.2%	27.2%	31.8%	28.3%
Jackpot Properties	21.2%	22.3%	19.5%	18.3%
Ameristar Black Hawk	17.1%	(13.1%)	9.3%	4.0%
Consolidated operating income margin	18.2%	17.0%	17.1%	18.0%

EBITDA margins (1)
Ameristar St. Charles	32.3%	30.5%	32.2%	31.9%
Ameristar Kansas City	27.3%	28.4%	27.6%	29.1%
Ameristar Council Bluffs	37.9%	38.8%	34.5%	37.0%
Ameristar Vicksburg	39.2%	37.2%	40.7%	38.3%
Jackpot Properties	27.0%	27.9%	25.7%	24.9%
Ameristar Black Hawk	31.4%	1.8%	24.2%	15.3%
Consolidated EBITDA margin	27.4%	25.9%	26.4%	26.8%

(1)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

(2)	Operating income margin is operating income (loss) as a percentage of net revenues.

AMERISTAR FINANCIAL RESULTS
ADD FOURTEEN
RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Ameristar St. Charles:
Operating income	$16,253	$15,157	$49,838	$49,197
Depreciation and amortization	6,651	6,629	19,822	19,632

EBITDA	$22,904	$21,786	$69,660	$68,829

Ameristar Kansas City:
Operating income	$11,745	$12,439	$35,676	$38,648
Depreciation and amortization	5,287	5,234	16,666	15,436

EBITDA	$17,032	$17,673	$52,342	$54,084

Ameristar Council Bluffs:
Operating income	$14,222	$15,151	$37,586	$43,045
Depreciation and amortization	3,349	3,065	9,873	9,005

EBITDA	$17,571	$18,216	$47,459	$52,050

Ameristar Vicksburg:
Operating income	$9,923	$8,040	$32,821	$24,924
Depreciation and amortization	2,956	2,937	9,134	8,875

EBITDA	$12,879	$10,977	$41,955	$33,799

Jackpot Properties:
Operating income	$3,963	$3,909	$10,150	$8,839
Depreciation and amortization	1,080	997	3,242	3,219

EBITDA	$5,043	$4,906	$13,392	$12,058

Ameristar Black Hawk:
Operating income (loss)	$3,825	$(1,454)	$5,384	$1,555
Depreciation and amortization	3,183	1,656	8,653	4,446

EBITDA	$7,008	$202	$14,037	$6,001

Corporate and other:
Operating loss	$(13,678)	$(12,763)	$(41,960)	$(37,217)
Depreciation and amortization	823	801	2,469	2,398

EBITDA	$(12,855)	$(11,962)	$(39,491)	$(34,819)

Consolidated:
Operating income	$46,253	$40,479	$129,495	$128,991
Depreciation and amortization	23,329	21,319	69,859	63,011

EBITDA	$69,582	$61,798	$199,354	$192,002

###